EXHIBIT 4.7

                           MEDIA PRODUCTION AGREEMENT
                           --------------------------

     This Media Production Agreement ("Agreement") is entered into as of the __ day of February, 2004, (the "Effective Date") by and between The Bulletin Board Productions, LLC., a Florida Limited Liability Client (hereinafter referred to as "Producer") and FoneFriend, Inc., a Delaware corporation, (hereinafter referred to as "Client").

                                   WITNESSETH:

     WHEREAS, Client has worldwide rights to and desires to market the Product (as defined in this Agreement); and

     WHEREAS, Producer is in the business of producing, among other things, short form commercials (as defined in this Agreement) including all scripting, casting, pre-production, production and post-production (including editing) work necessary to complete the short form commercial as a finished product. Suitable to be aired on television and other media to promote and advertise the Product; and

     WHEREAS, Client desires to utilize the services of Producer to produce and exhibit, through television media, various versions of televised commercials designed to advertise and sell the Product and, further, to utilize the services of Producer to design and develop the Client's web site in such a manner that will make it capable of marketing and selling (electronically) the Product;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

1.     DEFINITIONS.
       -----------
The  following  terms  as  used  herein  shall  have  the  following  meanings:

     (a) "Commercial" means three (3) first-class broadcast quality direct response, television spots, cut to two-minute, one-minute and thirty second lengths, fully-edited and leadered (with all front and end titles and credits), with product ordering information and in generic form (in order that product ordering information can be easily changed or edited) television commercial designed to sell the Product by means of direct response. The Commercial will be produced with a "national feel" and in English and Spanish languages.

     (b) "Media" means any and all media now or hereafter known, in all languages, including without limitation, motion picture, television, radio, digital television, video and computer games, videocassette and video or laser disc, any computer-assisted media (including, but not limited to, CD-ROM, CD-I and similar disc systems, interactive media and multi-media and any other devices or methods now existing or hereinafter devised), and the Internet.

     (c) "Product" means the product currently known as "FoneFriend" which will be marketed and offered for sale in the Commercial produced hereunder as well as any usage fees charged for phone time, tolls, monthly rentals, etc. and or any advertising revenues collected to mask dial up noises.

     (d) "Work" means the results and proceeds of any and all services rendered by Producer in connection with this Agreement including, but not limited to, all aspects of:

          (i) creation of an original script and the development, production, and post-production of the Commercial, including without limitation all videotapes, other video, film and audio footage;

          (ii) all other constituent elements of the Commercial, whether or not included in the final edited Commercial, both tangible and intangible; and

          (iii) the design and development of the Client's web site, identified as www.myfonefriend.com, in such a manner that will facilitate
                --------------------
electronic commerce in connection with the marketing and selling of the Client's Product, and will provide limited customer support and account management.

2.     THE COMMERCIAL.
       --------------
Producer is hereby engaged to develop and design the concept for, write an original script for, produce, supervise, direct, for the commercial, all subject to the prior approval of client, for television test/airing.

     (a) The services of Producer and Producer's employees shall be rendered in an artistic, conscientious, efficient and punctual manner to the best ability of Producer and in accordance with the highest industry standards. Producer's services during all periods provided for in this Agreement shall be non-exclusive.

     (b) Client shall provide all samples of Product to be used in the Commercial.

     (c)     With  respect  to  persons  appearing  in the Commercial on-screen:

          (i) Producer shall furnish and pay any and all non-celebrity talent referred to or appearing in the Commercial, furnish and reimburse the expenses of any local persons giving testimonials in the Commercial, obtain from all the aforesaid persons all necessary or desirable agreements, permissions and releases.
          (ii) Producer shall not pay compensation due to any celebrities appearing in the Commercial, but shall obtain from all celebrities all necessary agreements, permissions and releases.

     (d) Client acknowledges and agrees that it is well-informed about the risks associated with the direct response advertising industry and that Producer makes no warranty, expressed or implied, as to the degree of success to be achieved by the Commercial. Nor shall Client assert that any warranties, either express or implied, have been made in this regard. Neither Client nor Producer has made, and neither does not hereby make to the other, any representation or warranty with respect to the level of sales and revenue to be derived as a result of the Commercial.

3.     WEB SITE REDESIGN.
       -----------------
The Producer is hereby engaged to design and develop the entire web site of www.myfonefriend.com for the Client, including the development of e-commerce
--------------------
capability that will enable the Client to market and sell its Product through the web site and a web interface that will allow the Client to manage and view (on-line) customer accounts and provide limited support services.

4.     OWNERSHIP.
       ---------
     (a) The Work shall be deemed a work-made-for-hire (as that term is defined in the United States Copyright Code) specially ordered or commissioned by Client. Client shall exclusively own all now known or hereafter existing rights of every kind and nature in and to the Work including, without limitation, all copyrights (and renewals and extensions thereof) in and to any scripts and the Commercial, and the exclusive right to exploit the Work and any portion thereof throughout the World in perpetuity by and in any and all Media, character, sequel, remake, merchandising, allied, subsidiary, and ancillary rights therein. If, and to the extent any portion of the Work is deemed not to be a work-made-for-hire, this Agreement constitutes an irrevocable, exclusive, perpetual assignment throughout the World to Client by Producer of all of the rights set forth above in this paragraph 4(a).

     (b) Notwithstanding the foregoing, Producer shall have the right to use the Commercial in Producer's promotional reel and to enter the Commercial in industry competitions, festivals and shows for Producer's publicity and promotional purposes.

5.     APPROVALS.
       ---------
     (a) Client shall have the right to approve in writing the shooting script before the commencement of principal videotaping or filming, as the case may be, of the Commercial. Producer shall submit to Client a proposed copy of the script for Client's approval. Client shall submit its proposed changes to Producer. Producer shall incorporate Client's changes and resubmit the proposed script to Client within a reasonable time, so as not to alter or delay the production schedule. Client's approval of the shooting script, in whole or in part, and any changes made thereto, shall constitute Client's verification and representation that to the best of Client's knowledge, the statements and claims concerning the Product made in the script are truthful and accurate.

     (b) Client shall have the right to approve in writing the rough-cut of the Commercial (that is, prior to commencement of on-line editing). Client's approval of the rough cut of the Commercial, and any changes made thereto, shall constitute Client's verification and representation that, to the best of Client's knowledge, the statements and claims concerning the Product made in the Commercial are truthful and accurate. Client has right to be present at all editing sessions.

     (c) Client shall have the right to approve in writing the design of its web site prior to its placement on the Internet.

6.     PRODUCTION AND DELIVERY OF THEWORK; CONDITION PRECEDENT.
       -------------------------------------------------------
Upon execution of this Agreement, Producer shall commence Work and related services on the design and development of the Client's web site. However, as a condition precedent to commencing Work and related services on the production of the Client's Commercial, and earning compensation therefore, the Client shall have first received financing of at least One Million Dollars ($1,000,000) in immediately available funds. Upon Client's receipt of such financing, the Client agrees that it will immediately notify Producer, and Producer agrees to immediately start production and deliver the completed Commercial to Client in a timely manner. In the event that Client does not receive said financing within three months from the date hereof, Client shall have the right to cancel this Agreement.

7.     COMPENSATIONEARNED BY PRODUCER.
       ------------------------------
For all Work and related services to be performed by Producer hereunder, the Producer hereby agrees to accept compensation in the form of shares of the common stock of FoneFriend, Inc. (the "Shares"). Said Shares will be endorsed with a restrictive legend in accordance with Rule 144 of the Securities Act and will be included in the Client's registration statement to be filed with the Securities and Exchange Commission as soon as possible. Upon execution of this Agreement, the Client shall deliver 350,000 Shares to be held in an escrow account established with The Law Offices of Harold Martin and released periodically to Producer by written instruction from the Client when Shares are deemed to be earned by Producer in accordance with the following terms:

     (a) Web Site Design. For all Work and services relating to the design and development of the Client's web site, Client shall compensate Producer with a fee of 25,000 Shares. These Shares shall be released from escrow and delivered to Producer on the effective date of Client's registration statement; provided, however, that said fee shall not be deemed earned by Producer until Client has approved Producer's Work relating to the web site.

     (b) Commercial Production Fee. Provided that the condition precedent contained in paragraph 6 has been satisfied, for all Work and services relating to the development and production of the Commercial, Client shall compensate Producer with a fee of 100,000 Shares. Client agrees to advance 50,000 Shares from escrow upon commencement of the production of the Commercial; provided, however, that 25,000 Shares shall be deemed earned by the Producer upon Client's approval of the script for the Commercial and an additional 50,000 Shares shall be earned by the Producer upon Client's approval of the rough cut of the Commercial. The balance of the fee (i.e., 25,000 Shares) shall be earned by Producer and released from escrow upon Producer's delivery of all elements of the master of the Commercial (in all forms) to Client.

     (c) Media Placement Fee. Client agrees to pay Producer a media placement fee of up to 225,000 Shares in consideration of Producer's purchase of media time for the airing or broadcasting of the Commercial. Client shall have the right to approve the selection of media prior to purchase by Producer. These Shares shall be deemed earned by Producer and released from escrow upon Producer's submission of an actual invoice for the purchase of media time. Client and Producer acknowledge and understand that the amount of media time purchased will depend upon the price of the Client's Shares. The parties agree that the Shares will be released to Producer at a value equal to the closing price of the Shares on the date of invoice for the purchase of media time. Client reserves the right to increase the number of Shares (above 225,000) in the event the Client desires Producer to purchase more media time than can be purchased for the 225,000 Shares provided for under this sub-paragraph.

8.     REPRESENTATIONS  AND WARRANTIES. Producer hereby represents, warrants and
       -------------------------------
covenants  and  agrees  with  the  Client  as  follows:

     (a) Investment Intent. Producer is receiving the Shares for its own account, for investment only and not with a view towards, or for sale in connection with, a distribution thereof or any part thereof, within the meaning of the Securities Act, and the rules and regulations promulgated there under, or any applicable state securities or blue-sky laws;

     (b) Intent to Transfer. Producer is not party to or subject to or bound by any contract, undertaking, agreement or arrangement with any person to sell or pledge the Shares, any part thereof to any person, and has no present intention to enter into such a contract, undertaking, agreement or arrangement.

     (c) Sophistication of Producer. Producer has evaluated the merits and risks of acquiring the Shares, that has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of such acquisition, is aware of and has considered the financial risks and financial hazards of acquiring the Shares and is able to bear the economic risk of acquiring the Shares, including the possibility of a complete loss with respect thereto;

     (d) Access to Information. Producer has had access to such information regarding the business and finances of the Client, the receipt an careful reading of which is hereby acknowledged by Producer, and has been provided the opportunity to discuss with the Client's management the business, affairs and financial condition of the Client and such other matters with respect to the Client as would concern a reasonable person considering the transactions contemplated by this Agreement and/or concerned with the operations of the Client including, without limitation, pursuant to a meeting and/or discussions with management of the Client;

     (e) No Guarantees. It never has been represented, guaranteed or warranted to Producer by Client, or any of its officers, directors, agents, representatives or employees, or any other person, expressly or by implication, that:

          (i) Any gain will be realized from Producer's investment in the Shares;
          (ii) There will be any approximate or exact length of time that Producer will be required to remain as a holder of Shares; or

          (iii) The past performance or experience on the part of the Client, its predecessors or of any other person, will in any way indicate any future results of the Client or the Shares acquired by the Producer hereunder;

     (f) No Other Representations, Warranties, Covenants or Agreements of the Client. Except as set forth in this Agreement, the Client has not made any representation, warranty, covenant or agreement with respect to the matters contained herein, and Producer has not and will not rely on any representation, warranty, covenant or agreement except as set forth in this Agreement;

     (g) High Degree of Investment Risk. The investment in the Shares involves a high degree of risk and may result in a loss of the entire amount invested; there is no assurance that the Client's operations will be profitable in the future; and there is no assurance that a public market for shares of Common Stock will continue to exist;

     (h} Confidentiality; Non-Circumvention. The Producer acknowledges that any and all knowledge or information concerning the Client, its affairs and business activity obtained by Producer, its principals, employees and/or contractors in the course of its engagement hereunder is strictly confidential, and the Producer covenants not to reveal same to any other persons and/or entities, including, but not limited to, competitors of the Client and that it will not impart any such knowledge to anyone whosoever during the term hereof or anytime thereafter. Further, the Producer agrees not to partake, either itself or in conjunction with other third parties, in any activities or dealings that would circumvent, bypass or obviate the business or economic opportunities or best interests of the Client. All information, including but not limited to business operations, software and other intellectual property rights, pertaining to the Client which is forwarded to, or otherwise obtained by the Producer hereunder, is to be received in strict confidence and used only for the purposes of this Agreement and not in circumvention of any business or economic opportunity or business relationship of the Client. The provisions of this Paragraph shall survive the termination of this Agreement.

9.     INDEMNIFICATION.
       ---------------
     (a) Producer hereby irrevocably agrees to indemnify and hold harmless Client, its employees, directors, officers, agents, representatives and controlling persons (collectively, "Client") from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with any action in which Client is named a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with the language, information, advice, citations, anecdotal matter, resource materials, claim of defamation, invasion of privacy, right of publicity, infringement of a third person's intellectual property or proprietary rights, or other content of Producer's Work product for Client (other than those caused by, relating to, based upon, arising out of, or in connection with Client's gross negligence, misrepresentation or willful misconduct), under this Agreement.

     (b) Such indemnification does not apply to acts performed by Client, which are criminal in nature or a violation of any law. Producer also agrees that Client shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to Producer, for, or in connection with, the Work of Producer under this Agreement, except to the extent that any such liability resulted primarily and directly from Client's gross negligence, misrepresentation or willful misconduct.

     (c) If any action, suit, proceeding or investigation is commenced, as to which any of the Client indemnified parties propose to be indemnified under this Agreement, they shall notify Producer with reasonable promptness; provided however, that any failure by the party seeking indemnification to notify Producer shall not relieve Producer from its obligations hereunder. The Client shall have the right to retain counsel of its (their) own choice, which shall be reasonably acceptable to Producer, to represent them, and Producer shall reimburse fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with Producer and any counsel designated by Producer. Producer shall be liable for any settlement of any claim against the Client made with Producer's written consent, which consent shall not be unreasonably withheld. Producer shall not, without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

     (d) In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then Producer, on the one hand, and Client, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by Producer, on the one hand, and Client, on the other hand, and also the relative fault of Producer, on the one hand, and Client, in the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

     (e) Neither termination of this Agreement nor completion of the Work of Producer hereunder shall effect these indemnification provisions which shall then remain operative and in full force and effect.

10.     TERMINATION.
        -----------
     (a) Producer may terminate this Agreement upon thirty (30) days written notice to Client in the event of any of the following:

          (i) Client defaults in any material respect in the performance or observance of any term, covenant or provision contained in this Agreement and the default continues for a period of thirty (30) days following the receipt by Client of written notice from Producer of such default;

          (ii) (a) The institution of any proceedings by or against Client seeking relief, reorganization of Client or arrangement with Client's creditors under any laws relating to insolvency or bankruptcy; (b) any general assignment for the benefit of Client's creditors; (c) the appointment, or the consenting to the appointment of, a receiver, liquidator, trustee or other custodian for all or substantially all of Client's company or assets; (d) the liquidation, dissolution or winding up of Client's business; or (e) the entry of an order by a court of competent jurisdiction (1) finding Client to be bankrupt or insolvent, (2) ordering or approving Client's liquidation, reorganization or any alteration or modification of the rights of Client's creditors, or (3) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of Client's property.

     (b) In addition to all other rights Client has, at law or in equity, for non-compliance by Producer with this Agreement, Client may terminate this Agreement by giving a written Notice of Termination to Producer in the event of either of the following:

          (i) Producer defaults in any material respect in the performance or observance of any term, covenant or provision contained in this Agreement, and the default continues for a period of seven (7) days following receipt by Producer of written notice from Client of such default;

          (ii) The institution of any proceedings by or against Producer seeking relief, reorganization of Producer or arrangement with Producer's creditors under any laws relating to insolvency or bankruptcy; (b) any general assignment for the benefit of Producer's creditors; (c) the appointment of, a receiver, liquidator, trustee or other custodian for all or substantially all of producer's company, assets; (d) the liquidation, dissolution or winding up of Producer's business; or (e) the entry of an order by a court of competent jurisdiction (1) finding Producer to be bankrupt or insolvent, (2) ordering or approving Producer's liquidation, reorganization or any alteration of modification of the rights of Producer's creditors; or (3) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of Producer's property.

     (c) Termination of this Agreement by either Client or Producer shall not affect Client's rights, any agreement by Producer, or Client's ownership of the Work (as more fully set forth herein). Upon termination of this Agreement, Producer shall not be entitled to earn any further compensation as provided for herein, and all unearned compensation shall be immediately released from escrow and returned to Client.

     (d) Termination by either Client or Producer shall require Producer to return to Client (i) all physical elements and materials (e.g., samples, mockups and TV-ready comps given to or developed by Producer, permissions, affidavits, releases, records, reports, or other documents furnished to, developed by, or received by Producer to facilitate or further creation of the Work), and (ii) all fully or partially completed scripts, video, audio or film clips, video tapes, or any other item created or received by Producer in connection with the Commercial.

11.     MEDIATION;  ARBITRATION.
        -----------------------
All disputes in any manner relating to or arising out of this Agreement which the parties cannot resolve themselves shall be resolved first through mediation, and second through arbitration before a single experienced arbitrator, under the Commercial Rules of Arbitration of the American Arbitration Association. The location of the arbitration shall be determined by the party against whom relief is being sought. The decision or award of any arbitrator shall be binding upon the parties and shall be enforceable by judgment entered in a court having jurisdiction over the party against whom enforcement is sought. In the event the arbitrator determines there is a prevailing party in the arbitration, the prevailing party shall recover from the losing party all costs of arbitration, including all fees of the arbitration association and the arbitrator and all reasonable attorneys fees incurred by the prevailing party. Any arbitrator appointed under this Agreement shall have authority to order such equitable relief and such limited discovery as may be appropriate under the circumstances.

12.     NOTICES.
        -------
Any notice required or permitted to be given under this Agreement shall be in writing, and shall be sent by Federal Express or the equivalent, for next day delivery, by any professional delivery service that required a signed, written receipt confirming delivery of the envelope or package containing the notice, or by fax, as follows:

     If  to  Producer:    The  Bulletin  Board  Productions,  LLC.
                          Attention:  President
                          ______________________________
                          Ft.  Lauderdale,  FL  _____
                          Fax:  (954)  745-5832

     If  to  Client:      FoneFriend,  Inc.
                          Attention:  President
                          2722  Loker  Avenue  West,  Suite  G
                          Carlsbad,  CA  92008
                          Fax:  (760)  607-2334

     Notice shall be deemed given the day it is personally delivered, or the next day after it is sent by fax or Federal Express (or the equivalent). Either party may change the person, address or fax number to which notices are to be sent by sending a written notice of the changed information in the manner set forth in this section.

13.     RIGHT TO INJUNCTIVE RELIEF.
        --------------------------
     It is mutually agreed that the Work performed hereunder by Producer and Producer's employees, and its products (i.e., the Commercials and the web site design) is special, unique, unusual, extraordinary, and of an intellectual character giving them a peculiar value, the loss of which by Client cannot be reasonable or adequately compensated for in damages and in an action at law, and that the Client, in the event of any breach by Producer, shall be entitled to seek equitable relief by way of injunction or otherwise. Notwithstanding the above, nothing in this Agreement shall be construed to limit or in any way restrict Client's right, in the event of any breach by Producer, to maintain an action for monetary damages, or any other form of relief.

14.     GENERAL  PROVISIONS.
        -------------------
     (a) This Agreement constitutes the entire understanding and agreement between the parties with respect to its subject matter and supersedes any and all prior and contemporaneous written or oral understandings and agreements pertaining hereto.

     (b) The parties agree that all matters relating to this Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of California without regard to its principles of conflicts of laws and irrespective of the fact that one or more of the parties is now domiciled in another state or territory.

     (c) This Agreement may not be amended or modified except in a written instrument signed by the party against whom enforcement is sought.

     (d) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors-in-interest and permitted assigns. Nothing contained in this subparagraph shall create any rights enforceable by any person not a party to this Agreement, except for the rights of successors-in-interest and permitted assigns of each party hereto, unless such rights are expressly granted in this Agreement to other specifically identified persons.

     (e) Paragraph headings are used for convenience and are not to be interpreted as part of this Agreement

     (f) With regard to the Work and related services, Producer will be rendering services hereunder to Client as an independent contractor, and shall not be deemed to be Client's employee or agent. Producer shall not incur any obligation, debt, or make any commitment or agreement on Client's behalf. Any person engaged by Producer in connection with the Work or Agreement will be engaged as (or be deemed to be) an employee-for-hire of Producer. No other payment not specified in this Agreement shall become due from Client, the applicable amounts payable under this Agreement being full compensation under this Agreement.

     (g) It is specifically understood and agreed that Producer's employees shall be and remain for all purposes on Producer's payroll and not on Client's payroll; Producer will fully perform and discharge and Client shall have no responsibility or liability on account of any and all obligations of an employer, including, without limitation, the withholding and/or payment of any sums required to be paid and/or withheld by such employer, pension, health and welfare benefits, social security, unemployment, Workers Compensation and State Disability insurance required for, based on, resulting from or relating to the services rendered by Producer's employees in connection with this matter or the compensation paid to Producer under this Agreement, and Producer hereby agrees to indemnify and hold Client harmless from and against any such liability or obligation.

     (h) In the event that any provision of this Agreement is held to be unenforceable or contrary to law, then the Agreement shall be interpreted, to the extent possible, without provision.

     (i) Time and strict punctual performance are of the essence with respect to provisions herein concerning approvals.

     (j) Each party shall execute and deliver all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

     (k) No waiver by a party of any provision of this Agreement shall operate as, or be deemed to be, a continuing waiver of such provision or a waiver of any similar or dissimilar provision, unless such waiver is contained in a written instrument signed by the party against whom enforcement is sought.

     (l) Each party shall be responsible for the reporting and payment of its own federal, state, and local taxes and licenses.

     (m) Each of the parties hereto represents and agrees with the other that: (i) it has been represented by independent counsel of its own choosing;
(ii) it has had the full right and opportunity to consult with its respective attorneys and other advisers and have availed itself of this right and opportunity; (iii) its authorized officers have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by each party's counsel; (iv) each is fully aware of the contents thereof and its meaning, intent and legal effect; and (v) its authorized officer is competent to execute this Agreement free from coercion, duress and undue influence. Each party and its counsel cooperated in the drafting and preparation of this Agreement, and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that draft it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intentions of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement causing it to be effective as of the date first above written.


"PRODUCER"                                    "CLIENT"
The Bulletin Board Productions, LLC.          FoneFriend, Inc.
A Florida Limited Liability Client            A Delaware corporation


By:  /s/  Erick  Mathe                   By:  /s/  Jackelyn Giroux
     ----------------                         --------------------
     Erick Mathe                              Jackelyn Giroux
     President                                President